EXHIBIT 23.1



                          CONSENT OF INDEPENDENT ACCOUNTANTS


               We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 31, 1995 included as part of Exhibit 13 - Ingersoll-Rand Company Annual Report to Shareowners for 1994, which report is incorporated by reference in Ingersoll-Rand Company's Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which is included as part of
          Item 14(a) of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Interests of Named Experts and Counsel" in Item 5 of such Registration Statement.



          /s/ Price Waterhouse LLP
          PRICE WATERHOUSE LLP

          Morristown, New Jersey
          February 9, 1996